Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(f) under the Securities and Exchange Act of 1934, the persons or entities named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Shares of the Issuer and further agree that this joint filing agreement be included as an exhibit to this Schedule 13D. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement as of April 29, 2020.

PIONEER STEP HOLDINGS LIMITED

By:	/s/ Ng Ngar Bun Raymond
Name: Title:	Ng Ngar Bun Raymond Attorney-in-Fact

DVORAK INTERNATIONAL LIMITED

By:	/s/ Ng Ngar Bun Raymond
Name: Title:	Ng Ngar Bun Raymond Attorney-in-Fact

CHAU HOI SHUEN SOLINA HOLLY

By:	/s/ Ng Ngar Bun Raymond
Name: Title:	Ng Ngar Bun Raymond Attorney-in-Fact